Exhibit 4.16

EQUITY TRANSFER AGREEMENT

This equity cooperation agreement is signed by the following two parties in Changning District, Shanghai on          ,2024.

Party A (Transferee): Kaifeng Runhao Trading Co., Ltd.

Party B (Transferor): Fintech (Shanghai) Digital Technology Co., Ltd.

Party B intends to transfer its equity in [Fintech (Henan) Supply Chain Management Co., Ltd.] (hereinafter referred to as the “target company”) to Party A. In view of the above, in order to clarify the rights and obligations of both parties, the two parties have reached this equity transfer agreement through friendly consultations and shall abide by it together.

ARTICLE 1. SHARE TRANSFER PLAN

1.1 Overview of the target company

1.1.1 Company name: [Fintech (Henan) Supply Chain Management Co., Ltd.]

1.1.2 Registered capital: [1 million RMB]

1.1.3 Party B holds [100] % of the shares;

1.2 The transfer of the underlying equity and price

1.2.1 Party B transfers [100] % equity of the target company to Party A at a transfer price of [0.1 million RMB]

1.2.2 Party A shall pay the equity transfer price to the following account of Party B:

Account Name: [Fintech (Shanghai) Digital Technology Co., Ltd.]

Bank Account Number: [       ]

Account Opening Bank: [      ]

1.3 Prerequisites for equity transfer

Both parties unanimously agree that the completion of equity transfer change registration depends on the full completion of all the following preconditions:

(1) The two parties have officially and effectively completed the signing of the new articles of association of the target company and other transaction documents in compliance with the requirements of this agreement, and have obtained all necessary authorizations or permits for signing the above documents;

(2) The equity transfer payment has been fully paid;

(3) The representations and warranties made by both parties in this agreement are continuously true, complete and accurate;

(4) Both parties have fulfilled and complied with all agreements, obligations and conditions required by this agreement to be fulfilled or complied with on or before the closing date;

(5) The other shareholders of the target company have agreed to waive their right of pre-emption.

1.4 Industrial and commercial change registration

Party B undertakes and guarantees that within 15 working days after Party A pays the equity transfer price, Party B will complete the industrial and commercial change registration procedures for equity transfer. If the target company fails to complete the industrial and commercial change registration procedures within 15 working days after Party A pays the equity transfer price and not due to Party A’s reasons, Party A has the right (but not the obligation) to unilaterally revoke the equity transfer transaction under this agreement and require Party B to return the equity transfer price already paid by Party A within 3 working days designated by Party A.

1.5 Capital contribution certificate and shareholder register

On the date when the industrial and commercial change registration is completed, the target company shall issue a capital contribution certificate and a register of shareholders to Party A. The capital contribution certificate shall record the following matters: company name, registered capital, name of shareholder, shareholder’s capital contribution ratio, and issue date of the capital contribution certificate. The capital contribution certificate shall be signed by the legal representative of the company and affixed with the company seal. The register of shareholders shall record the following matters: name and domicile of all shareholders of the company, capital contribution amount of each shareholder, capital contribution/equity ratio and capital contribution certificate number, and issue date of the register of shareholders.

ARTICLE 2. STATEMENTS, WARRANTIES AND COMMITMENTS OF BOTH PARTIES

2.1 It is a legal person legally established and effectively existing in accordance with Chinese laws; or a citizen of the People’s Republic of China without dual nationality.

2.2 It has all, sufficient rights and authorizations to sign and perform this agreement, and has the capacity to act to sign this agreement in accordance with Chinese law.

2.3 It guarantees that all documents and materials provided for the signing of this agreement are true, effective and complete.

2.4 The signing or performance of this agreement does not violate any major contract or agreement to which it is a party or by which it is bound or any relevant assets.

2.5 The representative who signs this agreement has obtained sufficient authorization to sign this agreement according to a valid power of attorney or a valid certificate of legal representative.

2.6 It undertakes to keep confidential the information contained in this agreement, except when required to be disclosed by law or relevant regulatory authorities/authoritative institutions (as the case may be), and when disclosed to intermediaries related to this agreement.

ARTICLE 3. NOTICE AND SERVICE

3.1 During the validity period of this agreement, if changes in laws, regulations, and policies, or if either party loses the qualification and/or ability to perform this agreement and affects the performance of this agreement, that party shall undertake the obligation to notify the other two parties within a reasonable time.

3.2 The parties to the agreement consent that any notice related to this agreement shall be effective only when served in writing. Written forms include but are not limited to: fax, express delivery, mail, and email. The above notice shall be deemed to be served at the following times: sent by fax, on the date when the fax is successfully sent and received by the recipient; sent by express delivery or in person, on the date when the recipient receives the notice; sent by registered mail, within three working days after dispatch; sent by email, and it is deemed to be served immediately after the email is successfully sent.

3.3 Notice is deemed to be effectively served when delivered to the following locations or transmitted to the following fax numbers or sent to the following email addresses:

Party A’s address: Room 209, Block A, Free Trade Building, No. 296 Zhengkai Avenue, Kaifeng Area of Henan Pilot Free Trade Zone, centralized residence

Contact number: 13673742257

E-mail:

Party B’s address: 21st floor, Building 2, No. 55 Loushanguan Road, Changning District, Shanghai.

Contact number: 021-62662366

E-mail:

ARTICLE 4. BREACH AND LIABILITY

4.1 Any party’s violation of the provisions of this agreement or the warranties and commitments made by it constitutes a breach of contract and the breaching party shall compensate for the losses caused to the other party due to its breach.

4.2 Failure to exercise or delay in exercising a certain right under this agreement or as provided by law does not constitute a waiver of that right or other rights. Exercise of a certain right under this agreement or as provided by law, either individually or partially, does not prevent its further continuous exercise of the right or other rights.

ARTICLE 5. DISPUTE RESOLUTION

5.1 The validity, interpretation and performance of this agreement shall be governed by the laws of the People’s Republic of China.

5.2 In the event of any dispute arising between the parties to this agreement, it shall be resolved first through friendly negotiation, if negotiation fails, either party may file a lawsuit in the court where the contract is signed.

5.3 During the litigation proceedings under this article, this agreement shall remain in full force in all respects except for the litigation matters. Except for the obligations involved in the litigation matters, both parties shall continue to perform their obligations and exercise their rights under this agreement.

ARTICLE 6. SUPPLEMENTARY PROVISIONS

6.1 For matters not covered in this agreement, the two parties may sign a supplementary document separately, the supplementary document and this agreement are an inseparable whole and have the same legal effect as this agreement.

6.2 Due to the need for industrial and commercial change registration, the two parties sign a separate equity transfer agreement, this agreement is only used for industrial and commercial change registration, in case of inconsistency with this agreement, the provisions of this agreement shall prevail.

6.3 This agreement shall come into force upon being signed and sealed by both parties. This agreement is made in quadruplicate and each party holds two copies, each copy has the same legal effect.

(There is no text below this page)

Party A (seal): Kaifeng Runhao Trading Co., Ltd.

Legal representative (signature): Jiaojiao Zhang

Party B (seal): Fintech (Shanghai) Digital Technology Co., Ltd.

Legal representative (signature): Ziqin Xu

4